Exhibit 10.5

The symbol "[***]" denotes places where certain identified information has been excluded because it is both (i) not material and (ii) of the type that the registrant customarily and actually treats as private or confidential.

First Amendment to Lubricants Blending and Distribution Agreement

THIS FIRST AMENDMENT TO THE LUBRICANTS BLENDING AND DISTRIBUTION AGREEMENT (the “Amendment”) dated August 27, 2021 (the “First Amendment Effective Date”) is entered into by and between ExxonMobil Lubricants Trading Company, a company incorporated under the laws of the State of Delaware, (“ExxonMobil”) and Cosan Lubrificantes e Especialidades S.A., a company, (sociedade anônima) incorporated under the laws of Brazil (“Distributor”), (each a “Party” and, collectively, the “Parties”).

Whereas the Parties wish to amend the following parts of the Lubricants Blending and Distribution Agreement dated December 1, 2018 (“LBDA”) relating to Brazil, Bolivia, Paraguay, and Uruguay. The remainder of the LBDA will remain unchanged and in effect as written (excepting the Exhibit G Firewall Agreement which is the subject of a separate document).

1.             Section 8.1 (A) of the LBDA is deleted in its entirety and replaced with the following section:

8.1 (A) Support Programs. Distributor must use commercially reasonable efforts prior to the commencement of the Transition Period in accordance with Section 13.5 to support and participate in ExxonMobil’s sales, marketing, and promotional programs and develop and implement its own sales, advertising and promotional programs for the Products, Supply Products and ExxonMobil Services in the Territory. ExxonMobil anticipates that Distributor will exert good faith and best efforts to participate actively in as many such programs as commercially practicable.

2.             Section 13.2 (B) of the LBDA is deleted in its entirety and replaced with the following section:

13.2 (B) Suspension; Condemnation; Loss of Facilities. The suspension of business, liquidation, dissolution, recuperação judicial, recuperação extrajudicial, bankruptcy or termination of the existence of Distributor performing any obligations under the terms of this Agreement, or the commencement of any proceedings to liquidate, dissolve, or terminate the existence of Distributor performing any obligations under the terms of this Agreement, the condemnation, seizing, attachment, or appropriation of any substantial portion of Distributor’s property performing any obligations under the terms of this Agreement, or the loss of Distributor’s right to blend at any Approved Plants or to use other facilities necessary for Distributor to be capable of performing this Agreement that cannot be cured within thirty (30) calendar days, for causes other than Force Majeure described in Article XVI. For the avoidance of doubt, a governmental order or requirement to divest or transfer any assets due to the acquisition of the [***] by [***] shall not be a Force Majeure.

3.             Exhibit A-3 of the LBDA is deleted in its entirety and replaced with the following exhibit:

EXHIBIT A-3

STRATEGIC ALIGNMENT AND DISTRIBUTOR PERFORMANCE OBJECTIVES

Strategic Alignment and Business Objectives

•	Collaborate to develop and align on a strategy and vision which leverages ExxonMobil’s offering of technology and brand and the Territory Distributor’s strengths of distribution, sales and marketing, operations, market-knowledge, market adaptability.

•	Support Distributor’s Business Plan development- a business plan that delivers a long-term vision and 1 Year Sales & Marketing Plans and includes the following areas:

•	Synthetic Strategy and growth objectives (Semi-Synthetic & Flagship) by Line of Business (LOB)

•	Field Engineering and Technical Support

•	Marketing and product line support

•	Investment Strategy at the extent ExxonMobil will share its plans and advise on opportunities which both Parties could extract value of such investment.

•	Manufacturing Best Practices and Brand and Product Integrity

•	Direct Account Plans - Revenue and align on distributor plans for Direct Account growth

•	Business Reviews

•	Reviews with Senior Management: Parties will convene Senior Management with the requisite experience and seniority to enable such person to make decisions on behalf of such Party. These individuals will meet annually to establish and maintain alignment and consistency in overseeing governance.

•	Annual development of aligning on 1 Year Sales & Marketing Plans

•	Quarterly Periodic Business Reviews to review and discuss business performance to include the below performance objectives

Distributor Performance Objectives

Distributor Market Share. Market share(s) referred to herein as measured by Sindicom for Brazil. If Sindicom is no longer published or has a material change in member companies, the Parties may elect to use another reputable method or source of third party data. Throughout the Term, Distributor full calendar year Market Share in Brazil will not be lower than sixteen percent (16%).

For the avoidance of doubt, Distributor sales are finished lubes ExxonMobil Brand Products and Private Label Products.

Synthetics Sales Mix. For clarity, metrics below are only for Business Review purposes and shall not be considered for the termination purposes set forth in section 8.0 of the Agreement.

Synthetic Mix of Distributor sales:

•	Brazil

•	Bolivia

•	Paraguay

•	Uruguay

Direct Account Key Performance Indicators (Direct Account KPIs). The Parties agree to establish and monitor Direct Account KPIs which are in line with the Direct Account scorecards, which could include the following:

•	Quality incidents (brand representation issues)

•	RFQ’s attended, proposals made

•	Sell-out volume (by account / PCID / FPSA)

•	Active stewardship of Cat dealer 1-page plans including sales pipeline

•	Direct Accounts and OEM Sales Pipeline reviews, including offers/wins

•	Training support

•	Dealer promotional support plan

•	Complaints (# of complaints opened/solved + days to close)

For clarity, metrics above are only for Business Review purposes and shall not be considered for the termination purposes set forth in section 8.0 of the Agreement.